AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

XFORMITY TECHNOLOGIES, INC.

a Colorado Corporation

Pursuant to Section 7-106-102 of the

Colorado Business Corporation Act

XFORMITY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of the Colorado Business Corporation Act, the Company's Board of Directors has duly adopted the following resolution amending and restating a certificate creating a series of the class of its authorized preferred stock, designated as Series A Convertible Preferred Stock:

RESOLVED THAT:

Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Company has the authority to issue One Hundred Million (100,000,000) shares of $.01 par value preferred stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Colorado;

Now therefore, the Company's Board of Directors hereby establishes a series of the class of preferred stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

1.

DESIGNATION AND AMOUNT.

The designation of this series of Preferred Stock, which consists of One Hundred Million (100,000,000) shares, is the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the face amount shall be One Cent ($0.01) per share (the “Stated Value”).

2.   DEFINITIONS

  For the purposes of this Resolution the following definitions shall apply:

(a)

"Board" shall mean the Board of Directors of the Company.

(b)

"Company" shall mean XFormity Technologies, Inc. a Colorado corporation.

(c)

"Preferred Stock" shall refer to Series A Convertible Preferred Stock.

(d)

"Common Stock" shall refer to the Company's $.0001 par value common stock.

(e)

"Stated Value" shall be $0.01 per share.

(g)

"Subsidiary" shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

(h)

"Securities Act" shall mean the Securities Act of 1933, as amended.

(i)

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.

DIVIDENDS.

(a)

The holders of outstanding Preferred Stock shall be entitled (without any conversion to Common Stock or change in their rights as holders of Preferred Stock) to participate, in dividends, or other distributions of whatever nature, paid on outstanding shares of Common Stock (a “Common Stock Dividend”) as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible pursuant to

Section 7(a) on the record date fixed for the determination of the holders of Common Stock entitled to receive a distribution.  Common Stock Dividends, including the participation interest of the Preferred Stock shall only be paid if, when and as the Board shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board.  The determination of the Board at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

(b)

  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right

3.

PRIORITY ON LIQUIDATION

a.

Payment upon Dissolution, Etc.  Upon the occurrence and continuance of (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors and not dismissed within 90 days following such commencement, as such, or relating to its assets or (ii) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshalling of the any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock, other than stock that ranks (i) senior to the Series A Preferred Stock; or (ii) pari passu with the Series A Preferred Stock until, (1) the holders of any shares of stock which have liquidation preferences senior to the Series A Preferred Stock shall have received the entire amount of such liquidation preferences, and (2) each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock then held by such Holder.  In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series A Preferred Stock and to the holders of any pari passu securities are insufficient to pay the liquidation preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, such assets will be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

b.

Liquidation Preference.  The “Liquidation Preference” with respect to a share of Series A Preferred Stock shall mean an amount equal to the Stated Value of such share plus any accrued and unpaid Dividends thereon.

c.

Ranking.  In the event of the liquidation, dissolution, or other winding up of the Company, the Holders of the Series A Preferred Stock will be treated as (i) senior to the holders of the Common Stock and any other class or series of stock which is not made pari passu with or senior to the Series A Preferred Stock; and (ii) junior to any other class or series of stock which is made senior to the Series A Preferred Stock.

4.

CONVERSION

a.

Right to Convert.  Subject to Section 4(g) below, each Holder shall have the right to convert at any time and from time to time all or any whole number of shares of Series A Preferred Stock held by the Holder into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the “Conversion Shares”), as is computed in accordance with the terms hereof (a “Conversion”).

b.

Reservation of Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all of the outstanding Series A Preferred Stock.

c.

Conversion Notice.  In order to convert shares of Series A Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by First Class Mail), at any time prior to 11:59 p.m., local Denver, Colorado, U.S. time, on the date on which the Holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion to the Company and to its designated transfer agent for the Common Stock (the “Transfer Agent”) stating the number of shares of Series A Preferred Stock to be converted, (a “Conversion Notice”) and (ii) a copy of the certificate or certificates representing the Series A Preferred Stock being converted.  The Holder shall thereafter send the original of such certificate or certificates by a reputable, national overnight delivery service to the Company.

d.

Number of Conversion Shares.  Each issued and outstanding shares of Series A Preferred Stock shall be convertible into 139.5 shares of Common Stock, subject to adjustment as provided for herein.

e.

Delivery of Common Stock Upon Conversion.  Following receipt of a Conversion Notice, the Company shall, no later than the close of business on the later to occur of (i) the tenth (10th) business day following the Conversion Date set forth in such Conversion Notice or (ii) the second business day following the day on which the original certificate or certificates representing the shares of Series A Preferred Stock being converted are received by the Company (or in the event of lost certificates, then such indemnification and security as may be reasonably required by the Company in its sole discretion), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined as provided herein.  Conversion Shares delivered to the Holder shall contain such restrictive legends as deemed necessary or appropriate by counsel to the Company.  If the number of shares of Series A Preferred Stock to be converted is less than the number of shares of stock on the certificate or certificates delivered to the Company, then the Company shall, along with the certificate for the Conversion Shares, issue and deliver a certificate for the number of shares of Series A Preferred Stock which are no converted.

f.

Fractional Shares.  If any Conversion under this Section 4 or any adjustment under Section 5 would create a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the Holder the value of such fractional share based on the Conversion Price.

g.

Mandatory Conversion.  If the Company effects (i) a transaction described in Section 5.b in which the Company either (1) is not the surviving entity or (2) becomes the subsidiary of another entity (a “Major Transaction”), or (ii) in the event the Company has available,  either as a result of a reverse split of its outstanding shares of Common Stock or the increase of its authorized shares of Common Stock in accordance with all legal requirements, a sufficient number of shares of authorized but unissued Common Stock, (taking into account shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options and warrants and pursuant to the conversion of outstanding convertible notes and debentures), to permit the issuance of all shares of Common Stock issuable upon conversion of all  outstanding shares of Series A Preferred Stock, then  all of the outstanding shares of Series A Preferred Stock, shall, automatically be converted into Common Stock.

5.

ADJUSTMENTS TO CONVERSION PRICE

a.

Adjustment to Conversion Price Due to Stock Split, Stock Dividend, etc.  If (i) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or (ii) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased.  In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

b.

Adjustment Due to Merger, Consolidation, etc.  If there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all of the Company’s assets outside of the ordinary course of business, or a partial liquidating distribution of the Company’s assets to the holders of the Common Stock, then each Holder shall thereafter have the right to receive upon Conversion of the shares of Series A Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities, and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted to Common Stock immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon a Conversion.  The Company shall not consummate any transaction described in this Section 5.c unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate.

6.   VOTING RIGHTS

(a)

In addition to any other rights provided for herein or by law, the holders of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders.  In any such vote each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible, calculated to the nearest whole share.

(b)

In the event that the holders of the Series A Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series A Preferred Stock, such matter shall bind all holders of Series A Preferred Stock.

(c)

So long as any shares of Series A Preferred Stock remain outstanding, the consent of the holders of a majority of the then outstanding Series A Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior as to liquidation and/or dividend rights to the Series A Preferred Stock.

(d)

So long as any shares of Series A Preferred Stock remain outstanding, the consent of a majority of the holders of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series A Preferred Stock so as to adversely affect the Preferred Stock.

(e)

Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth above.

7.

REDEMPTION

(a)

Subject to the conditions set forth herein, the Company, by action of its Board of Directors, may at its sole option and discretion redeem all or any portion of the Preferred Stock, at any time, or from time to time, in accordance with the provisions of this Paragraph 7 (the "Optional Redemption").  Holders of the Preferred Stock shall have no right to demand or compel the redemption of any outstanding shares of Preferred Stock.

(b)

In the event the Board of Directors elects to redeem the Preferred Stock, on and after the date specified in the notice provided for in Paragraph 7(d) below, each holder of the Preferred Stock called for redemption, upon presentation and surrender at the place designated in such notice of the certificate or certificates evidencing said Preferred Stock held by him, her or it, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive therefor the redemption price thereof.

(c)

If redeemed pursuant to this Paragraph 7, the redemption price for each share of Preferred Stock (the "Redemption Price") shall be an amount in cash equal to the sum of (i) the Stated Value per share of Preferred Stock plus (ii) the amount of all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date fixed for redemption.

(d)

In the case of any Optional Redemption pursuant to this Paragraph 7, at least thirty (30) days and not more than forty (40) days prior to the date fixed for any such redemption of the Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record to the Preferred Stock to be redeemed at his post office address last shown on the records of the Company, and if the holder has provided the Company with a facsimile number for notices, also by facsimile transmission.  The Redemption Notice shall state:

(i)

That all of the holder's outstanding shares of Preferred Stock are being called for redemption;

(ii)

The number of shares of Preferred Stock held by the holder that the Company intends to redeem;

(iii)

The Redemption Date and the Redemption Price; and

(iv)

That the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

(e)

Each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(f)

If the Redemption Notice shall have been duly given, each holder of Preferred

Stock shall have the right, up to the date prior to the Redemption Date as fixed in the Redemption Notice, to exercise such holder’s right to convert the Preferred Stock into shares of Common Stock in accordance with Section 4 of this Certificate of Designations.

(g)

If the Redemption Notice shall have been duly given and, if on the

Redemption Date the Redemption Price is either paid or irrevocably made available for payment through the deposit arrangement specified in Subparagraph 7(h) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price, without interest upon surrender of their certificate or certificates therefor.

(h)

At least ten (10) days prior to the Redemption Date, the Company may deposit with any bank or trust company in Chicago, Illinois, a sum (or an irrevocable letter of credit) equal to the aggregate Redemption Price of all shares of Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders entitled thereto upon the surrender of their share certificates.  From and after the Redemption Date, the shares so called for redemption shall be redeemed if deposit shall have been made with such instructions or authority on or before the tenth (10th) day prior to the Redemption Date.  The deposit shall on the Redemption Date constitute full payment of the shares to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor.  Any funds so deposit and unclaimed at the end of one (1) year from the Redemption Date by any holder of shares called for redemption shall be released or repaid to the Company, after which the holders of such shares called for redemption shall be entitled to receive payment of the Redemption Price for such shares only from the Company.

8.

NO  PREEMPTIVE RIGHTS.  No holder of the Series A Preferred Stock of the Company shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Company or of any stock of the Company to be issued by reason of any increase of the authorized capital stock of the Company, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Company or to purchase or subscribe for any stock of the Company purchased by the Company or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Colorado.

9.

NO REISSUANCE OF PREFERRED STOCK.  No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

10.

PROTECTIVE PROVISIONS.  So long as at least fifty percent (50%) of the shares of Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations) are outstanding and have not been converted into Common Stock, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as one class except where otherwise required by law:

(a)

amend or repeal any provision of the Company’s Articles of Incorporation or Bylaws if such action would alter or change in a manner adverse to the interest of holders of Series A Preferred Stock the designations, preferences and relative, participating, optional and other special rights, or the restrictions provided for the benefit of the Series A Preferred Stock;

(b)

authorize or issue shares of any class of stock having a preference over the Series A Preferred Stock with respect to dividends or assets; or

(c)

pay or declare any dividend on shares of Common Stock if current dividends on Preferred remain unpaid, except dividends solely in Common Stock.

11.

 MISCELLANEOUS

a.

Transfer of Series A Preferred Stock.  A Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel satisfactory to the Company, to the effect that such sale, transfer, or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or if the Company shall waive said opinion requirement in its sole discretion.

b.

Lost or Stolen Certificate.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company in its sole discretion, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

c.

Notices.  Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., Chicago, Illinois, U.S. time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier, (iii) if to the Company, on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), or, (iv) if to the Holder, when deposited in the U.S. mail (first class, certified or registered) addressed as follows:

If to the Company:

2005 Keats Lane

Highland Park, IL  60035

or such other address and facsimile number as the Company shall designate from time-to-time as its central office and main facsimile number; and

if to any Holder,

to such address as shall be designated by such Holder in writing to the Company.

IN WITNESS WHEREOF, the Company has executed this Certificate this 30th day of July, 2014.

XFORMITY TECHNOLGIES, INC.

By: _/s/ Sheldon Drobny

Sheldon Drobny, President